Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-11 of our report dated June 1, 2009 relating to the balance sheet of Starwood Property Trust, Inc. appearing in the Registration Statement on Form S-11 (No. 333-159754) of Starwood Property Trust, Inc.

/s/ Deloitte & Touche LLP

New York, New York
August 11, 2009